UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 25, 2011

LOWE'S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe's Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

 On October 25, 2011, Lowe’s Companies, Inc. (the “Company”) entered into a second amended and restated $1.75 billion five-year unsecured revolving credit agreement (the “Second Amended and Restated Credit Agreement”) with the lenders named therein, Bank of America, N.A., as administrative agent, swing line lender, and an l/c issuer, Wells Fargo Bank, National Association, as syndication agent and an l/c issuer, and Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., SunTrust Bank and U.S. Bank National Association, as co-documentation agents.  Subject to obtaining commitments from the lenders and satisfying other conditions specified in the Second Amended and Restated Credit Agreement, the Company may increase the aggregate availability under the facility by an additional $500 million.

Certain parties to the Second Amended and Restated Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

The Company entered into the Second Amended and Restated Credit Agreement to amend and restate the Company’s existing amended and restated $1.75 billion five-year unsecured revolving credit agreement, dated as of June 15, 2007, by and among the Company, the lenders named therein, Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer, Wachovia Bank, National Association (a predecessor in interest to Wells Fargo Bank, National Association), as syndication agent and an l/c issuer, and JPMorgan Chase Bank, N.A., SunTrust Bank, US Bank, National Association and Merrill Lynch Bank USA, as co-documentation agents.  The Second Amended and Restated Credit Agreement extends the maturity date of the facility from June 15, 2012 to October 25, 2016.

Borrowings under the Second Amended and Restated Credit Agreement will bear interest, at the Company’s option, calculated according to a base rate or a Eurodollar rate, as the case may be, plus an applicable margin.  There is no applicable margin for a base rate borrowing.  Depending on the Company’s credit ratings at the time of the borrowing, the applicable margin on a Eurodollar borrowing ranges from 0.450% to 1.000%.  At the Company’s current credit ratings, the applicable margin would be 0.685% for a Eurodollar borrowing.

In addition, the Company must pay (a) a facility fee on the lenders’ aggregate commitments under the Second Amended and Restated Credit Agreement ranging from 0.050% to 0.125% per annum, depending on the Company’s credit ratings and (b) a letter of credit fee for the outstanding letters of credit under the Second Amended and Restated Credit Agreement ranging from 0.450% to 1.000% per annum, depending on the Company’s credit ratings.  At the Company’s current credit ratings, the facility fee is 0.065% of the aggregate commitments of the lenders (regardless of whether any borrowings are outstanding), and its letter of credit fee for an outstanding letter of credit would be computed at 0.685%.

The Second Amended and Restated Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including a financial covenant concerning the ratio of “consolidated adjusted funded debt/total capitalization,” as referenced in the Second Amended and Restated Credit Agreement.  The Second Amended and Restated Credit Agreement requires the Company to maintain a consolidated adjusted funded debt to total capitalization ratio of 0.75 to 1.00 or lower.

The Second Amended and Restated Credit Agreement also contains customary events of default, including a cross default provision and a change in control provision.  In the event of a default, the administrative agent shall, at the request of, or may, with the consent of, the required lenders, declare the obligations under the Second Amended and Restated Credit Agreement immediately due and payable and the commitments of the lenders may be terminated.  For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become due and payable.

As of the date hereof, there are no outstanding borrowings under the Second Amended and Restated Credit Agreement.

The foregoing description does not constitute a complete summary of the Second Amended and Restated Credit Agreement and is qualified by reference to the full text of the Second Amended and Restated Credit Agreement, which is filed herewith as an exhibit and incorporated in this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of October 25, 2011, by and among Lowe’s Companies, Inc., Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer, Wells Fargo Bank, National Association, as syndication agent and an l/c issuer, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., SunTrust Bank and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE'S COMPANIES, INC.

Date: October 28, 2011	By:	/s/ Matthew V. Hollifield
Matthew V. Hollifield
Senior Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Second Amended and Restated Credit Agreement, dated as of October 25, 2011, by and among Lowe’s Companies, Inc., Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer, Wells Fargo Bank, National Association, as syndication agent and an l/c issuer, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., SunTrust Bank and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto.